EXHIBIT 23(a)


                    Report of Independent Public Accountants

As independent public accountants, we hereby consent to the reference to our firm under the caption "Experts" in the prospectus relating to the Executive Compensation Program and in the prospectus relating to the Non-Employee Directors' Stock Option Plan of Coeur d'Alene Mines Corporation and the incorporation by reference in this Registration Statement (Form S-8) and related prospectuses (Executive Compensation Program and Non-Employee Directors' Stock Option Plan) of our report, dated February 16, 2001, with respect to the consolidated financial statements of Coeur d'Alene Mines Corporation for each of the two years ended December 31, 1999 and 2000 included in its Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                                         Arthur Andersen LLP



Denver, Colorado
October 29, 2001